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                                                                     Exhibit 5.1

                   [LETTERHEAD OF NISHITH DESAI ASSOCIATES]


January 17, 2001


Silverline Technologies Limited
Unit 121, SDF IV. SEEPZ
Andheri (East)
Mumbai 400 096
India


Ladies and Gentlemen:

Re:  Silverline Technologies Limited - Registration Statement on Form F-4

We have served as the Indian legal counsel to Silverline Technologies Limited (hereinafter referred to as the "Company"), a public limited company incorporated in India under the provisions of the Companies Act, 1956 (1 of 1956), of India (the "Companies Act"), for its proposed issue of American Depositary Receipts (hereinafter referred to as "ADRs").

This opinion is strictly limited to matters of Indian law. We have examined the Registration Statement on Form F-4 (the "Form F4") to be filed by you with the United States' Securities and Exchange Commission on or about January 17, 2001, in connection with the registration under the United States' Securities Act of 1933, as amended, of up to 15,274,168 equity shares, par value Rs. 10 per share (the "Shares"), each represented by one-half of an American Depositary Share ("ADS") of the Company. As a result of the merger of Silverline Acquisition Corp., U.S., with SeraNova Inc., U.S. (the "Merger"), the stockholders of SeraNova Inc., U.S. will receive 0.35 of an American Depositary Share of the Company for each share held by them in SeraNova Inc., more particularly described in the Form F4.
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                                                                               2

Nishith Desai Associates
January 17, 2001


Words and expressions not defined herein shall have the same meanings respectively assigned to them in the Form F-4 wherever used in this opinion.

As your Indian legal counsel, we have examined strictly under Indian law, the proceedings taken and proposed to be taken by you in connection with the proposed issuance and sale of the Shares represented by the ADSs. Strictly limited to Indian law and assuming that all the Shares are sold in the manner referred to in the Form F4 and pursuant to the agreements which accompany the Form F4, it is our opinion that the Shares to be issued and sold by the Company will be duly authorized and validly issued and fully paid, provided the following are complied with:

1. The Company's board of directors pass all the resolutions required for the acquisition of Seranova Inc., U.S. including the increase in the Company's authorized share capital and the issue of the ADSs and the underlying Shares and the filing of Form F4 with the United States' Securities and Exchange Commission.
2. The Company's shareholders pass a special resolution (i.e. a resolution passed with the affirmative vote, whether by show of hands or poll, of not less than three times the number of votes, if any, cast against the resolution) with regard to increase in the Company's authorized share capital.
3. The Company receives, with the exception of the approvals required for the issue of ADR-linked employee stock options, each of the regulatory approvals / exemptions / clarifications and corporate approvals, referred to under the heading "Indian Regulatory and Corporate Approvals" appearing in the section titled "Regulatory and Corporate Approvals" of the Form F4.
4. The Company's shareholders pass the required special resolution (i.e. a resolution passed with the affirmative vote, whether by show of hands or poll, of not less than three times the number of votes, if any, cast against the resolution) under section 372A of the Companies Act for acquiring Seranova Inc., U.S.

This opinion is rendered by us to the Company as its Indian counsel in relation to matters governed by Indian law and is rendered solely in connection with the Form F4 and is valid only as of the date hereof. This opinion cannot be enforced in any court which is not within the jurisdiction of India.


Yours truly,

/s/ Nishith Desai Associates

Nishith Desai Associates